(5(a)) Opinion of Counsel Re:  Legality


                            GENTRY LOCKE
                            RAKES & MOORE

                            December 26, 1995

Board of Directors
Premier Bankshares Corporation
P O Box 1199
Bluefield, VA  24605-1199

     Re:  Registration statement on Form S-8

Dear Sirs:

We are acting as counsel for Premier Bankshares Corporation, a Virginia corporation ("Premier"), in connection with the pending registration and issuance by Premier of shares of its common stock (the "Shares") pursuant to its 1995 Long-Term Incentive Plan. Registration of the Shares is being effected by a Registration Statement on Form S-8 filed with the Securities and Exchange
Commission (the "Registration Statement").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the shares to be issued as we have deemed necessary for the purpose of this opinion.

Upon the basis of the foregoing, we are of the opinion that:

     1. Premier is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia.

     2. The Shares, when issued, will be duly authorized, legally issued, fully paid and nonassessable shares of the common stock of Premier.

We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement.

                              Very truly yours,
                              GENTRY LOCKE RAKES & MOORE

                              /s/ Eugene E. Derryberry